ALLEGION REPORTS YEAR-END 2014 FINANCIAL RESULTS AND 2015 OUTLOOK

•	Fourth-quarter 2014 revenue of $573.5 million, up 5.5 percent compared to 2013, up 7.6 percent on an organic basis

•	Fourth-quarter 2014 earnings per share (EPS) from continuing operations of$0.37compared with 2013 EPS of $0.12;adjusted EPS of$0.76,up 26.7 percent compared with 2013 adjusted EPS of $0.60

•
Fourth-quarter 2014 operating margin of 11.0 percent compared with 2013 operating margin of 16.9 percent; adjusted operating margin of 18.6 percent increased 60 basis points compared with 2013 adjusted operating margin of 18.0 percent

•	Full-year 2014 revenue of $2.1 billion, increased 2.4 percent compared to prior year (up 5.0 percent on an adjusted basis)

•	Full-year 2014 EPS from continuing operations of $1.92 compared to $0.37 in the prior year; 2014 adjusted EPS of $2.49, up 14.2 percent compared with 2013 adjusted EPS of $2.18

•	Full-year 2014 available cash flow of $207.5 million, or 111.4 percent of net earnings from continuing operations

•
On December 31, 2014, the Company moved from measuring results in Venezuela at the official exchange rate of 6.3 bolivars per U.S. dollar to using the Venezuelan government’s SICAD II exchange rate of 50 bolivars per U.S. dollar.  As a result, the company recorded a pretax charge of $45.4 million, or EPS of $0.28.

•	2015 full-year EPS from continuing operations forecasted to be $2.65 to $2.75, up 12 to 17 percent versus 2014 adjusted EPS excluding Venezuela

DUBLIN, IRELAND (Feb. 18, 2015)  Allegion plc (NYSE: ALLE), a leading global provider of security products and solutions, today reported fourth-quarter 2014 net revenues of $573.5 million and net earnings of $35.6 million, or $0.37 per share from continuing operations. These results include charges related to Venezuela currency devaluation, restructuring and one-time separation costs. Excluding these items, adjusted net earnings were $73.2 million, or $0.76 per share, up 26.7 percent compared with 2013 adjusted EPS.

Fourth-quarter net revenues increased 5.5 percent compared to the prior year period (up 7.6 percent on an organic basis). The Americas segment increased total revenue by 8.4 percent, driven by low single-digit non-residential growth, mid-single-digit residential growth, Venezuela pricing actions and acquisition revenue offsetting Canadian dollar currency headwinds. The Asia Pacific segment grew revenue 17.0 percent, due to strength in the system integration and mechanical hardware businesses. The EMEIA segment revenues were down 10.3 percent, predominately driven by unfavorable currency exchange.

Fourth-quarter operating margin was 11.0 percent, compared with 16.9 percent in 2013. Fourth-quarter adjusted operating margin was 18.6 percent, compared with 18.0 percent in 2013 - an increase of 60 basis points. Adjusted operating margin was up year-over-year as favorable price, volume leverage and productivity more than offset increased investments and inflation.

Full-year Results
Full-year 2014 net revenues were $2,118.3 million, an increase of 2.4 percent compared to the prior year (5.0 percent on an adjusted basis). Full-year 2014 operating margin was 15.4 percent, compared with 11.6 percent in 2013. Full-year 2014 adjusted operating margin was 18.7 percent, compared with 18.3 percent in 2013 - an increase of 40 basis points. The improvement in operating margin reflects operating leverage on revenue growth that offsets incremental investments predominately in new product development.

Net earnings from continuing operations for the full-year 2014 were $186.3 million, or $1.92 per share, compared to $35.9 million, or $0.37 per share, for the prior year. Adjusted net earnings from continuing operations were $241.8 million, or $2.49 per share for the year ended December 31, 2014, compared to adjusted net earnings from continuing operations of $209.0 million, or $2.18 per share for the prior year reflecting a 14.2 percent increase. Adjusted net earnings and adjusted EPS were better than the prior year, reflecting operational improvement net of investments and a lower effective tax rate offsetting share dilution and higher interest expense.

“In our first year of operation as a stand-alone public company, we made significant progress on new product introductions, improved EMEIA margin performance, realized a reduction in the effective tax rate, and continued to focus on providing a safe environment for our employees. I am proud of the Allegion team and the execution and results achieved in a challenging environment,” said David D. Petratis, chairman, president and chief executive officer.

“We are well-positioned to actively participate in the recovering commercial construction markets with our focus on products and solutions to better serve the customer.”

Venezuela Update
Given the accelerated deterioration in economic conditions driven by a significant drop in the price of oil and no expectation of improvement for the foreseeable future, the Company concluded that the SICAD II exchange rate was the most appropriate rate at which to value bolivar denominated assets and liabilities.

As a result, on December 31, 2014, the Company moved the exchange rate applied to bolivars from 6.3 bolivars per U.S. dollar to the SICAD II rate of 50 bolivars per U.S. dollar. The Company recorded a charge of $45.4 million (before tax and non-controlling interest), or $0.28 per diluted share. The charge includes remeasurement of net monetary assets ($12.1 million) and a non-cash impairment charge to adjust Venezuelan inventory balances ($33.3 million).

The devaluation and resulting translation effect will significantly reduce the future results of the Venezuela business. Included in the Company’s 2014 results, the Venezuela business reported full-year revenues of $106.4 million, or EPS of $0.13 (excluding the one-time charges previously mentioned).

On February 9, 2015, the Venezuelan government announced changes to its exchange rate system that included the launch of a new, market-based system called the Marginal Currency System, or “Simadi,” that will replace the SICAD II rate. The Company is currently evaluating this announcement. Adoption of the Simadi rate would result in additional charges to remeasure the net monetary assets and impair other assets.

Additional Items
Interest expense for the fourth quarter of 2014 was $6.7 million higher than prior year and reflects a non-cash charge of approximately $4.5 million to write-off unamortized debt issuance costs as part of the October amendment and extension of the Company’s senior credit facility.

Other expense net items for the fourth quarter of 2014 were $7.4 million worse than prior year and reflects the previously mentioned Venezuelan asset remeasurement charge partially offset by other favorable currency gains.

The Company's adjusted effective tax rate for the fourth quarter of 2014 was 26.3 percent. The comparable adjusted effective tax rate for the fourth quarter of 2013 was 33.3 percent. The decrease reflects the results of the Company’s ongoing tax planning strategies.

Cash Flow and Liquidity
Full-year 2014 available cash flow was $207.5 million, down $1.6 million versus prior year. The year-over-year decrease in available cash flow reflects spin costs and increased capital expenditures related to new product development and information system projects, mostly offset by improved working capital.  The Company ended the fourth quarter of 2014 with cash of $290.5 million and total debt of $1,264.6 million.  The Company did not have any borrowings outstanding under its $500 million revolving credit facility at December 31, 2014.

Dividends
As previously announced, Allegion's board of directors declared a quarterly dividend of $0.10 per ordinary share of the company, an increase of 25 percent over the prior dividend. The dividend is payable March 31, 2015, to shareholders of record on March 17, 2015.

2015 Outlook
The Company expects full-year 2015 organic revenues, which exclude currency and acquisitions, to increase in the range of 3 to 4 percent compared with 2014. This is based on an expectation for slow and steady improvement in U.S. non-residential construction markets, flat to negative EMEIA markets and continued Asia Pacific growth. Full-year 2015 reported revenues are forecasted to decline 3 to 4 percent primarily due to the Venezuelan devaluation and other currency headwinds.

Full-year 2015 EPS from continuing operations is expected to be in the range of $2.65 to $2.75 per share, an increase of 12 to 17 percent versus adjusted 2014 EPS excluding Venezuela. The outlook includes incremental investment of $0.15 to $0.20 per share and assumes a full-year effective tax rate of approximately 22 percent from continuing operations as well as an average diluted share count for the full-year of approximately 97 million shares. This guidance assumes minimal earnings contribution from the Company’s Venezuela ongoing operations given exchange rate volatility.

The Company is targeting available cash flow of approximately 95 percent of net earnings from continuing operations.

Petratis added, “Although faced with currency headwinds, we will continue to focus on the investments in the business that create shareholder value. In 2015, we will drive opportunities in our core and emerging markets, while generating consistent cash flow and executing a balanced and flexible capital allocation strategy.”

Conference Call Information
On Wednesday, February 18, David D. Petratis, chairman, president and chief executive officer, and Patrick Shannon, senior vice president and chief financial officer, will conduct a conference call for analysts and investors, beginning at 8:30 a.m. E.T., to review the Company's results.

A real-time, listen-only webcast of the conference call will be broadcast live over the Internet. Individuals wishing to listen can access the call through the Company's website at http://investor.allegion.com.

About Allegion
Allegion (NYSE: ALLE) creates peace of mind by pioneering safety and security.  As a $2 billion provider of security solutions for homes and businesses, Allegion employs more than 8,000 people and sells products in more than 120 countries across the world.  Allegion has more than 25 global brands, including strategic brands CISA®, Interflex®, LCN®, Schlage® and Von Duprin®.

For more, visit www.allegion.com.

Non-GAAP Measures
The Company has presented revenue, operating income, operating margin, EBITDA, EBITDA margin, earnings from continuing operations, diluted earnings per share (EPS) from continuing operations and effective tax rate on both a U.S. GAAP basis and on an adjusted basis because the Company's management believes it may assist investors in evaluating the Company's on-going operations as a standalone company. The Company believes these non-GAAP disclosures provide important supplemental information to management and investors regarding financial and business trends relating to the Company's financial condition and results of operations. Investors should not consider these non-GAAP measures as alternatives to the related GAAP measures. A reconciliation of the non-GAAP measures used to their most directly comparable GAAP measure is presented as a supplemental schedule to this earnings release.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's 2015 financial performance, the Company's growth strategy, the Company's capital allocation strategy, the Company’s tax planning strategies, the Company's Europe, Middle East, India and Africa (EMEIA) strategy and the performance of the markets in which the Company operates.These forward-looking statements are based on the Company's currently available information and our current assumptions, expectations and projections about future events.  They are subject to future events, risks and uncertainties many of which are beyond our control as well as potentially inaccurate assumptions, that could cause actual results to differ materially from those in the forward-looking statements. Further information on these factors and other risks that may affect the Company's business is included in filings it makes with the Securities and Exchange Commission from time to time, including its Form 10-K for the year ended December 31, 2013, Form 10-Qs for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014.  The Company assumes no obligations to update these forward looking statements.

ALLEGION PLC
Condensed and Consolidated Income Statements
(in millions, except per share data)

UNAUDITED

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net revenues	$573.5	$543.7	$2,118.3	$2,069.6
Cost of goods sold	374.6	326.1	1,264.6	1,208.1
Gross profit	198.9	217.6	853.7	861.5

Selling and administrative expenses	135.9	125.9	527.4	483.1
Goodwill impairment charge	—	—	—	137.6
Operating income (loss)	63.0	91.7	326.3	240.8

Interest expense	15.5	8.8	53.8	10.2
Other expense, net	7.7	0.3	4.6	7.2
Earnings (loss) before income taxes	39.8	82.6	267.9	223.4

Provision for income taxes	17.4	72.2	84.2	175.0
Earnings (loss) from continuing operations	22.4	10.4	183.7	48.4

Discontinued operations, net of tax	(0.2)	(1.7)	(11.1)	(3.6)

Net earnings (loss)	22.2	8.7	172.6	44.8

Less: Net earnings attributable to noncontrolling
interests	(13.2)	(1.4)	(2.6)	12.5

Net earnings (loss) attributable to Allegion plc	$35.4	$10.1	$175.2	$32.3

Amounts attributable to Allegion plc shareholders:
Continuing operations	$35.6	$11.8	$186.3	$35.9
Discontinued operations	(0.2)	(1.7)	(11.1)	(3.6)
Net earnings (loss)	$35.4	$10.1	$175.2	$32.3

Basic earnings (loss) per ordinary share
attributable to Allegion plc shareholders:
Continuing operations	$0.37	$0.12	$1.94	$0.37
Discontinued operations	—	(0.01)	(0.12)	(0.03)
Net earnings (loss)	$0.37	$0.11	$1.82	$0.34

Diluted earnings (loss) per ordinary share
attributable to Allegion plc shareholders:
Continuing operations	$0.37	$0.12	$1.92	$0.37
Discontinued operations	—	(0.02)	(0.12)	(0.03)
Net earnings (loss)	$0.37	$0.10	$1.80	$0.34

Shares outstanding - basic	95.8	96.0	96.1	96.0
Shares outstanding - diluted	96.8	96.4	97.2	96.1

ALLEGION PLC
Condensed and Consolidated Balance Sheets
(in millions)

UNAUDITED

	December 31, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$290.5	$227.4
Restricted cash	—	40.2
Accounts and notes receivables, net	259.9	260.0
Costs in excess of billings on uncompleted
contracts	181.1	158.8
Inventory	179.5	187.5
Other current assets	62.8	72.9
Total current assets	973.8	946.8
Property, plant and equipment, net	211.2	200.2
Goodwill	506.0	504.9
Intangible assets, net	125.7	146.1
Other noncurrent assets	199.2	202.6
Total assets	$2,015.9	$2,000.6

LIABILITIES AND EQUITY
Accounts payable	$249.5	$211.3
Accrued expenses and other current liabilities	232.2	207.3
Short-term borrowings and current maturities
of long-term debt	49.6	71.9
Total current liabilities	531.3	490.5
Long-term debt	1,215.0	1,272.0
Other noncurrent liabilities	251.1	273.1
Equity	18.5	(35.0)
Total liabilities and equity	$2,015.9	$2,000.6

ALLEGION PLC
Condensed and Consolidated Cash Flows
(in millions)

UNAUDITED

	Year Ended December 31,
	2014	2013
Operating Activities
Earnings from continuing operations	$183.7	$48.4
Goodwill impairment charge	—	137.6
Depreciation and amortization	48.8	46.1
Changes in assets and liabilities and other non-cash items	26.5	(2.8)
Net cash from (used in) operating activities of continuing operations	259.0	229.3
Net cash used in operating activities of discontinued operations	(3.1)	(5.4)
Net cash from (used in) operating activities	255.9	223.9

Investing Activities
Capital expenditures	(51.5)	(20.2)
Acquisitions of businesses, net of cash acquired	(25.2)	—
Other investing activities, net	41.9	1.6
Net cash used in investing activities	(34.8)	(18.6)

Financing Activities
Net debt proceeds (repayments)	(78.0)	1,338.9
Debt issuance costs	(5.8)	(29.1)
Dividends paid to ordinary shareholders	(30.0)	—
Net transfers to Ingersoll-Rand	—	(1,598.3)
Repurchase of ordinary shares	(50.3)	—
Other financing activities, net	14.1	(3.9)
Net cash from (used in) financing activities	(150.0)	(292.4)

Effect of exchange rate changes on cash and cash equivalents	(8.0)	(3.0)
Net increase (decrease) in cash and cash equivalents	63.1	(90.1)
Cash and cash equivalents - beginning of period	227.4	317.5
Cash and cash equivalents - end of period	$290.5	$227.4

SUPPLEMENTAL SCHEDULES

ALLEGION PLC	SCHEDULE 1

SELECTED OPERATING SEGMENT INFORMATION
(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net revenues
Americas	$390.8	$360.6	$1,560.0	$1,514.7
EMEIA	103.5	115.4	393.4	401.4
Asia Pacific	79.2	67.7	164.9	153.5
Total net revenues	$573.5	$543.7	$2,118.3	$2,069.6

Operating income (loss)
Americas	$66.7	$88.3	$387.3	$392.1
EMEIA	9.2	10.8	4.9	(137.9)
Asia Pacific	9.3	6.7	2.3	25.4
Corporate unallocated	(22.2)	(14.1)	(68.2)	(38.8)
Total operating income (loss)	$63.0	$91.7	$326.3	$240.8

ALLEGION PLC	SCHEDULE 2

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS FROM CONTINUING OPERATIONS

(in millions, except per share data)

The Company has presented revenue, operating income, operating margin, earnings from continuing operations, diluted earnings per share (EPS) from continuing operations, on both a U.S. GAAP basis and on an adjusted basis and presented adjusted EBITDA and adjusted EBITDA margin because the Company's management believes it may assist investors in evaluating the Company's on-going operations as a standalone public company. Adjustments to revenue, operating income, operating margin, earnings and diluted EPS from continuing operations and EBITDA include items that are considered to be unusual or infrequent in nature such as goodwill impairment charge, restructuring charges, asset impairments, one-time separation costs related to the spin-off from Ingersoll Rand and charges related to the devaluation of the Venezuelan bolivar.

The Company considers these items unrelated to its core, on-going operating performance, and believes the use of these non-GAAP measures allows comparison of operating results that are consistent over time. The Company believes these non-GAAP disclosures provide important supplemental information to management and investors regarding financial and business trends relating to the Company's financial condition and results of operations. Management uses these non-GAAP measures internally to evaluate the performance of the business. Investors should not consider these non-GAAP measures as alternatives to the related GAAP measures.

	Three Months Ended December 31, 2014				Three Months Ended December 31, 2013
	Reported	Adjustments		Adjusted (non-GAAP)	Reported	Adjustments		Adjusted (non-GAAP)
Net revenues	$573.5	$—		$573.5	$543.7	$—		$543.7

Operating income	63.0	43.6	(1)	106.6	91.7	6.1	(1)	97.8
Operating margin	11.0%			18.6%	16.9%			18.0%

Earnings before income taxes	39.8	60.2	(2)	100.0	82.6	6.1		88.7
Provision for income taxes	17.4	8.9	(3)	26.3	72.2	(42.7)	(3)	29.5
Effective income tax rate	43.7%			26.3%	87.4%			33.3%
Earnings from continuing operations	22.4	51.3		73.7	10.4	48.8		59.2

Non-controlling interest	(13.2)	13.7	(4)	0.5	(1.4)	2.6	(4)	1.2

Net earnings from continuing operations
attributable to Allegion plc	$35.6	$37.6		$73.2	$11.8	$46.2		$58.0

Diluted earnings per ordinary share
attributable to Allegion plc
shareholders:	$0.37	$0.39		$0.76	$0.12	$0.48		$0.60

(1)
Adjustments to operating income for the three months ended December 31, 2014 include $10.3 million of costs incurred as part of the spin-off from Ingersoll Rand and restructuring charges as well as a $33.3 million non-cash impairment charge to write inventory in Venezuela down to the lower of cost or market. Adjustments to operating income for the three months ended December 31, 2013 consist of $6.1 million of cost incurred as part of the spin-off from Ingersoll Rand and restructuring charges.

(2)
Adjustments to earnings before taxes for the three months ended December 31, 2014 consist of the adjustments to operating income discussed above, a $4.5 million charge due to write-off unamortized debt issuance costs associated with the Company's Term B Loans and a $12.1 million charge to devalue the Company's Venezuelan bolivar-denominated net monetary assets.

(3)
Adjustments to the provision for income taxes for the three months ended December 31, 2014 consist of $8.9 million of tax expense related to the excluded items discussed above. Adjustments to the provision for income taxes for the three months ended December 31, 2013 consist of tax expense related to the excluded items discussed above as well as $44.8 million of discrete tax adjustments.

(4)
Adjustments to non-controlling interest for the three months ended December 31, 2014 and 2013 consist of the portions of adjustments (1) through (3) that are non attributable to Allegion plc shareholders.

	Year Ended December 31, 2014				Year Ended December 31, 2013
	Reported	Adjustments		Adjusted (non-GAAP)	Reported	Adjustments		Adjusted (non-GAAP)
Net revenues	$2,118.3	$—		$2,118.3	$2,069.6	$(52.0)	(1)	$2,017.6

Operating income	326.3	69.7	(2)	396.0	240.8	127.7	(2)	368.5
Operating margin	15.4%			18.7%	11.6%			18.3%

Earnings before income taxes	267.9	86.3	(3)	354.2	223.4	127.7		351.1
Provision for income taxes	84.2	17.1	(4)	101.3	175.0	(40.1)	(4)	134.9
Effective income tax rate	31.4%			28.6%	78.3%			38.4%
Earnings from continuing operations	183.7	69.2		252.9	48.4	167.8		216.2

Non-controlling interest	(2.6)	13.7	(5)	11.1	12.5	(5.3)	(5)	7.2

Net earnings from continuing operations
attributable to Allegion plc	$186.3	$55.5		$241.8	$35.9	$173.1		$209.0

Diluted earnings per ordinary share
attributable to Allegion plc
shareholders:	$1.92	$0.57		$2.49	$0.37	$1.81		$2.18

(1)
Adjustment to net revenue for the year ended December 31, 2013 reflects the impact of a change in order flow through the Company's consolidated joint venture in Asia resulting from a revised joint venture operating agreement signed in late 2013. Previously, the joint venture acted as a pass-through to the end customer. Products are now shipped direct to the end customer with the joint venture receiving a royalty in an amount that approximates the lost margin. The consolidated joint venture no longer recognizes the revenue and cost of goods sold on these products. The change did not have a material impact on operating income or on cash flows for the year ended December 31, 2014.

(2)
Adjustments to operating income for the year ended December 31, 2014 include $36.4 million of costs incurred as part of the spin-off from Ingersoll Rand and restructuring charges as well as a $33.3 million non-cash impairment charge to write inventory in Venezuela down to the lower of cost or market. Adjustments to operating income for the year ended December 31, 2013 consist of $11.6 million of cost incurred as part of the spin-off from Ingersoll Rand and restructuring charges, a $137.6 million goodwill impairment charge and a $21.5 million gain on a property sale in China.

(3)
Adjustments to earnings before taxes for the year ended December 31, 2014 consist of the adjustments to operating income discussed above, a $4.5 million charge due to write-off unamortized debt issuance costs associated with the Company's Term B Loans and a $12.1 million charge to devalue the Company's Venezuelan bolivar-denominated net monetary assets.

(4)
Adjustments to the provision for income taxes for the year ended December 31, 2014 consist of $17.1 million of tax expense related to the excluded items discussed above. Adjustments to the provision for income taxes for the year ended December 31, 2013 consist of tax expense related to the excluded items discussed above as well as $44.8 million of discrete tax adjustments.

(5)	Adjustments to non-controlling interest for the year ended December 31, 2014 and 2013 consist of the portions of adjustments (1) through (3) that are non attributable to Allegion plc shareholders.

ALLEGION PLC	SCHEDULE 3

RECONCILIATION OF GAAP TO NON-GAAP REVENUE AND OPERATING INCOME BY REGION

(in millions)

	Three Months Ended December 31, 2014		Three Months Ended December 31, 2013
	As Reported	Margin	As Reported	Margin
Americas
Net revenues (GAAP)	$390.8		$360.6

Operating income (GAAP)	$66.7	17.1%	$88.3	24.5%
Venezuela devaluation	33.3	8.5%	—	—%
Adjusted operating income	100.0	25.6%	88.3	24.5%
Depreciation and amortization	6.6	1.7%	6.5	1.8%
Adjusted EBITDA	$106.6	27.3%	$94.8	26.3%

EMEIA
Net revenues (GAAP)	$103.5		$115.4

Operating income (loss) (GAAP)	$9.2	8.9%	$10.8	9.4%
Restructuring charges	1.3	1.3%	0.2	0.2%
Spin-off related and other charges	1.1	1.0%	2.4	2.0%
Adjusted operating income (loss)	11.6	11.2%	13.4	11.6%
Depreciation and amortization	3.4	3.3%	4.7	4.1%
Adjusted EBITDA	$15.0	14.5%	$18.1	15.7%

Asia Pacific
Net revenues (GAAP)	$79.2		$67.7

Operating income (loss) (GAAP)	9.3	11.7%	6.7	9.9%
Spin-off related charges	0.4	0.5%	0.1	0.1%
Adjusted operating income (loss)	9.7	12.2%	6.8	10.0%
Depreciation and amortization	0.3	0.4%	0.2	0.3%
Adjusted EBITDA	$10.0	12.6%	$7.0	10.3%

Corporate
Operating income (loss) (GAAP)	$(22.2)		$(14.1)
Restructuring charges	0.4		—
Spin-off related charges	7.1		3.4
Adjusted operating income	(14.7)		(10.7)
Depreciation and amortization	0.8		0.1
Adjusted EBITDA	$(13.9)		$(10.6)

Total
Adjusted net revenues	$573.5		$543.7

Adjusted operating income	106.6	18.6%	97.8	18.0%
Depreciation and amortization	11.1	1.9%	11.5	2.1%
Adjusted EBITDA	$117.7	20.5%	$109.3	20.1%

	Year Ended December 31, 2014		Year Ended December 31, 2013
	As Reported	Margin	As Reported	Margin
Americas
Net revenues	$1,560.0		$1,514.7
Impact of Asia JV order
flow change	—		(52.0)
Adjusted net revenues	$1,560.0		$1,462.7

Operating income (GAAP)	$387.3	24.8%	$392.1	26.8%
Venezuela devaluation	33.3	2.1%	—	—%
Restructuring charges	—	—%	0.1	—%
Spin-off related charges	0.4	—%	—	—%
Adjusted operating income	421.0	26.9%	392.2	26.8%
Depreciation and amortization	24.8	1.6%	26.5	1.8%
Adjusted EBITDA	$445.8	28.5%	$418.7	28.6%

EMEIA
Net revenues	$393.4		$401.4

Operating income (GAAP)	$4.9	1.2%	$(137.9)	(34.4)%
Goodwill impairment charge	—	—%	137.6	34.3%
Restructuring charges	6.7	1.7%	5.6	1.4%
Spin-off related and other
charges	4.5	1.1%	2.4	0.6%
Adjusted operating income	16.1	4.0%	7.7	1.9%
Depreciation and amortization	16.4	4.2%	18.2	4.5%
Adjusted EBITDA	$32.5	8.2%	$25.9	6.4%

Asia Pacific
Net revenues	$164.9		$153.5

Operating income (GAAP)	$2.3	1.4%	$25.4	16.5%
Gain on property sale	—	—%	(21.5)	(14.0)%
Spin-off related charges	0.8	0.5%	0.1	0.1%
Adjusted operating income	3.1	1.9%	4.0	2.6%
Depreciation and amortization	1.1	0.7%	0.9	0.6%
Adjusted EBITDA	$4.2	2.6%	$4.9	3.2%

Corporate
Operating income (GAAP)	$(68.2)		$(38.8)
Restructuring charges	0.4		—
Spin-off related charges	23.6		3.4
Adjusted operating income	(44.2)		(35.4)
Depreciation and amortization	1.9		0.1
Adjusted EBITDA	$(42.3)		$(35.3)

Total
Adjusted net revenues	$2,118.3		$2,017.6

Adjusted operating income	$396.0	18.7%	$368.5	18.3%
Depreciation and amortization	44.2	2.1%	45.7	2.3%
Adjusted EBITDA	$440.2	20.8%	$414.2	20.6%

ALLEGION PLC	SCHEDULE 4

RECONCILIATION OF CASH PROVIDED BY OPERATING ACTIVITIES TO AVAILABLE CASH FLOW AND NET INCOME TO ADJUSTED EBITDA

(in millions)

	Year Ended December 31,
	2014	2013
Net cash from (used in) operating activities of	$259.0	$229.3
continuing operations
Capital expenditures	(51.5)	(20.2)
Available cash flow	$207.5	$209.1

	Three Months Ended December, 31
	2014	2013
Net earnings (GAAP)	22.2	8.7
Provision for income taxes	17.4	72.2
Interest expense	15.5	8.8
Depreciation and amortization	11.1	11.5
EBITDA	66.2	101.2

Discontinued operations	0.2	1.7
Other, net	7.7	0.3
Venezuela devaluation	33.3	—
Restructuring charges, spin-off related costs
and other expenses	10.3	6.1
Adjusted EBITDA	$117.7	$109.3

	Year Ended December 31,
	2014	2013
Net earnings (GAAP)	$172.6	$44.8
Provision for income taxes	84.2	175.0
Interest expense	53.8	10.2
Depreciation and amortization	44.2	45.7
EBITDA	354.8	275.7

Discontinued operations	11.1	3.6
Other, net	4.6	7.2
Goodwill impairment charge	—	137.6
Gain on property sale	—	(21.5)
Venezuela devaluation	33.3	—
Restructuring charges, spin-off related costs
and other expenses	36.4	11.6
Adjusted EBITDA	$440.2	$414.2